Exhibit 99.1

News Release
One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release: April 20, 2021, 4:00 p.m. EDT	Contact:	Jack Isselmann, Media Relations
Justin Roberts, Investor Relations
Ph: 503-684-7000

Greenbrier Announces Closing of Offering of Convertible Senior Notes

Lake Oswego, Oregon, April 20, 2021 – The Greenbrier Companies, Inc. (NYSE:GBX) (“Greenbrier”) announced today the closing of its previously announced offering of $373.75 million aggregate principal amount of 2.875% Senior Convertible Notes due 2028 (the “Notes”), which includes $48.75 million principal amount of the Notes issued to the initial purchasers in connection with the exercise in full of their right to purchase additional Notes.

The Notes are Greenbrier’s general, unsecured, senior obligations and rank equally in right of payment with Greenbrier’s other senior unsecured debt. The Notes bear interest at an annual rate of 2.875% payable semiannually in arrears in cash on April 15 and October 15 of each year, beginning October 15, 2021. The Notes will mature on April 15, 2028, unless earlier redeemed or repurchased by Greenbrier or converted in accordance with their terms prior to such date. The Notes are convertible into shares of Greenbrier’s common stock pursuant to their terms, based on an initial conversion rate of 18.0317 shares of Greenbrier’s common stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $55.46 per share of common stock. This represents a premium of approximately 30% above the last reported sale price of Greenbrier’s common stock on the New York Stock Exchange on April 15, 2021 (which was $42.66 per share). The conversion rate and the resulting conversion price are subject to adjustment in certain events.

Prior to January 15, 2028, the Notes will be convertible at the option of the holders of the Notes only upon the satisfaction of certain conditions and during certain periods, and, thereafter, at any time until the close of business on the second business day immediately preceding the maturity date. As provided in the indenture governing the Notes, upon conversion, the Notes will be convertible into cash and, if applicable, cash and shares of Greenbrier’s common stock, based on the applicable conversion rate(s).

The Notes were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes and the shares of Greenbrier common stock issuable upon conversion of the Notes were not, and will not be, registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or the shares of common stock issuable upon a conversion thereof, nor shall there be any sale of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Greenbrier

Greenbrier, headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to global freight transportation markets. Greenbrier designs, builds and markets freight railcars and marine barges in North America. Greenbrier Europe is an end-to-end freight railcar

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Greenbrier Announces Closing of Offering of Convertible Senior Notes (Cont.)	Page 2

manufacturing, engineering and repair business with operations in Poland, Romania and Turkey that serves customers across Europe and in the nations of the Gulf Cooperation Council. Greenbrier builds freight railcars and rail castings in Brazil through two separate strategic partnerships. We are a leading provider of freight railcar wheel services, parts, repair, refurbishment and retrofitting services in North America through our wheels, repair & parts business unit. Greenbrier offers railcar management, regulatory compliance services and leasing services to railroads and related transportation industries in North America. Through unconsolidated joint ventures, we produce industrial and rail castings, and other components. Greenbrier owns a lease fleet of 8,700 railcars and performs management services for 445,000 railcars. Learn more about Greenbrier at www.gbrx.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “strategy,” “could,” “would,” “should,” “likely,” “will,” “may,” “can,” “designed to,” “future,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, factors impacting the closing of the Notes. Other factors that might cause such a difference are discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in Greenbrier’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020 and Greenbrier’s Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 2020 and February 28, 2021, and in Greenbrier’s other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, Greenbrier does not assume any obligation to update any forward-looking statements.

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